Exhibit 99.1

News	General Motors	GM Communications
	Corporation	Detroit, Mich., USA
media.gm.com
For Release: 1:30 pm EST
January 15, 2009
GM Provides Global Business Update at Auto Analyst Event
•	Company on track toward meeting viability plan targets

•	Liquidity planning industry volume assumptions lowered in face of economic uncertainty
DETROIT – General Motors today provided an update on company restructuring efforts included in the viability plan submitted to the federal government last month, and announced more conservative industry volume planning assumptions to ensure the viability plan is successful even in the most challenging of markets.
The updates were part of a comprehensive review of GM’s global business by Rick Wagoner, chairman and CEO; Fritz Henderson, president and COO; and Ray Young, executive vice president and CFO; at the Deutsche Bank 2009 Auto Analysts Conference in Detroit.
Their remarks focused on the global financial, operational and product portfolio actions GM is taking to restructure its business for greater competitiveness and long-term viability. View presentation slides http://www.gm.com/corporate/investor_information/cal_events/
“We are on track to accomplish the requirements of the viability plan,” Wagoner stated. “We know we have a lot of work in front of us, but we are already working closely with many key stakeholders. The GM team is 100 percent dedicated to achieving the goals of our plan.”
In light of the ongoing uncertainty of global market conditions, GM is adopting more conservative industry volume assumptions than those presented to Congress. For liquidity and viability planning purposes, GM will assume 2009 U.S. total vehicle sales of 10.5 million units and global sales of 57.5 million units. The initial plan included a downside scenario of 10.5 million U.S. sales in 2009, with a baseline scenario of 12 million sales. GM also revised downwards its assessment of global industry volume assumptions for 2010-2012 for liquidity planning purposes.
GM said that lowering the assumptions on U.S. and global industry volumes will drive tougher operational decisions that will result in a more robust viability plan, one that better positions the company for long-term growth as the auto market recovers. GM said it would continue to refine its plan in response to changing market conditions.

GM’s detailed Restructuring Plan for Long-Term Viability http://media.gm.com/servlet/GatewayServlet?target=http://image.emerald.gm.com/gmnews/viewmonthlyreleasedetail.do?domain=828&docid=50755 was presented to Congress on December 2, 2008, and it formed the basis for the loan agreement with the U.S. Treasury signed on December 19. An updated plan is due to the Presidential designee on February 17, 2009.
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Contacts:
Reneé Rashid-Merem
313-665-3128 (o)
313-701-8560 (c)
renee.rashid-merem@gm.com
Julie Gibson
212-418-6381 (o)
313-213-3086 (c)
julie.m.gibson@gm.com
About GM – General Motors Corp. (NYSE: GM), the world’s largest automaker, has been the annual global industry sales leader for 77 years. Founded in 1908, GM today employs about 252,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 34 countries. In 2007, nearly 9.37 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Hummer, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
Forward Looking Statements
In this press release and in related comments by General Motors management, we use words like “plan,” “assumptions,” and similar expressions to identify forward looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors.
Among other items, such factors include: our ability to comply with the requirements of our credit agreement with the U.S. Department of Treasury; the availability of funding for future loans under that credit agreement; our ability to execute the viability plan under development; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; continued economic instability or poor economic conditions in the U.S. and global markets; volatility in fuel prices; and the ability of our customers, dealers, distributors and suppliers to obtain adequate financing on acceptable terms to continue their business relationships with us.
GM’s most recent annual report on Form 10-K and quarterly report on Form 10-Q provide information about these factors, which we may revise or supplement in future reports to the SEC on Form 8-K.